UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010

CRYOPORT, INC.
 (Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2010, CryoPort, Inc. (the “Company”) named Michael Bartholomew, 45, as Chief Commercialization Officer. Mr. Bartholomew has 20 years experience in marketing, sales and sales management in the pharmaceuticals and materials industries. Since 2009, Mr. Bartholomew has been providing sales and marketing consulting services to life science supply chain companies through his company Bartholomew & Partners, LLC. Between 2006 and 2009, Mr. Bartholomew was Vice President, Sales and Marketing for DDN Pharmaceutical Logistics where he developed and launched several commercial initiatives that achieved sustained sales growth. For a period in 2006, he was Vice President, Sales and Marketing for Alby Materials. Prior to that, he served for about fifteen years at Pfizer, Inc. in sales and sales management positions.

Mr. Bartholomew will be paid a monthly base salary of $18,750 and he will be eligible for an incentive bonus targeted at 30% of his annual base salary. Additionally, on September 10, 2010, Mr. Bartholomew was granted (i) an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.78 per share, which was the closing price of the Company’s common stock on September 10, 2010, subject to vesting over four years beginning six months after continuous employment and thereafter vesting in equal six-month installments, and (ii) an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.78 per share that will fully vest when the Company achieves six-months of sustainable positive cash flow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: September 16, 2010

By: /s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman